SUPPLEMENT NUMBER ONE TO
ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT
AND ENGINEERING SUPPORT AGREEMENT
between

Esaote S.p.A., a company organized under the laws of the Republic of Italy and with registered seat in Genova, Italy (hereinafter referred to as “Esaote”)

— of the one Party -

TechniScan, Inc., a Utah corporation (“TS Utah”) through its successor in interest, TechniScan, Inc., a Delaware corporation (hereinafter referred to as “TechniScan”)

— of the other Party -

Esaote and TechniScan are hereinafter referred to individually as a “Party” and collectively as the “Parties”

Recitals

WHEREAS, Esaote and TS Utah entered into that certain Original Equipment Manufacturing with an Effective Date of 11 February 2008 (the “Agreement”);

WHEREAS, TechniScan, as the successor-in-interest to TS Utah, is now a party to the Agreement;

WHEREAS, the Parties wish to supplement certain provisions under the Agreement and to provide for the provision of additional services by Esaote in consideration for the additional consideration provided in this Supplement Number One (the “Supplement”);

WHEREAS, on or about October 9, 2009, TechniScan Utah instituted a series of transactions consisting of: (i) a conversion of its Series E Preferred Stock (of which Esaote owns 3,333,334 shares) into common stock of TechniScan Utah at the rate of 1.2 shares of common stock for each share of Series E Preferred Stock; (ii) the conversion of 500,000 warrants to purchase common stock of TechniScan Utah at $0.75 per share held by Esaote into 250,000 shares of common stock with no additional consideration; (iii) a 2 for 1 split of the foregoing TechniScan Utah common stock held by Esaote; (iv) the investment of 1,045,000 in TechniScan Utah pursuant to the Private Placement; (v) a merger of TechniScan Utah with a wholly owned subsidiary of Castillo, Inc. in which the shareholders of TechniScan Utah will own at least 90% of Castillo, Inc. following such merger; (vi) a change of the name of Castillo to TechniScan, Inc. in the State of Delaware and (vii) a further raise of capital to fund TechniScan’s operations through 2010 (all of the foregoing transactions collectively constituting the “Transactions”).

WHEREAS, TechniScan has requested that ESAOTE provide additional components, development services and miscellaneous costs to support the further development of the Products as proposed in Annex 1 hereto (the “Supplemental Support”);

WHEREAS, Esaote and TechniScan have agreed that Esaote shall provide the Supplemental Support valued at the sum of up to One Million Eight Thousand Four Hundred Seventeen Dollars ($1,008,417) (the “Supplemental Amount”) and Esaote shall receive either additional shares of common stock or a payment from TechniScan, as provided herein;

WHEREAS, Esaote began providing the Supplemental Support on or about October 1, 2009.

NOW, THEREFORE, the Parties enter into this Supplement as follows:

Article 1
Supplemental Services

Esaote shall provide the Esaote system components, development services as outlined in Annex 1 attached hereto and be as outlined below:

1.1. Esaote will provide the following engineering support services, Esaote Products and Modified Esaote Products:

(a) the continuing modification of the Esaote Product into the Modified Esaote Product;

(b) the supply of the Modified Esaote Product and a non-exclusive license to the executable version of the related software exclusively for incorporation by TechniScan into the Products;

(c) the contribution of engineering and design support and original equipment manufacturing prototype equipment and supplies necessary to incorporate the Modified Esaote Products into the Products and technical assistance related to the completion and manufacture of the Products incorporating the Modified Esaote Products;

(d) the supply of spare parts relevant to the Modified Esaote Products; and

(e) the technical assistance on the Modified Esaote Products and spare parts including training in the service, installation and application of Modified Esaote Product, to TechniScan’s designated technical personnel.

1.2. Except as expressly provided in the budget contained in Annex 1 with regard to travel expenses and the costs of its own personnel, Esaote shall not be required to pay any amounts to any third party or to make advances to or on behalf of TechniScan. If the actual value of the Supplemental Services is less than the amounts estimated on Annex 1, Esaote shall not have any obligation to provide any consideration or compensation in respect of such shortfall. Furthermore, Esaote shall be permitted to cease providing Supplemental Services once it determines, in its reasonable judgment, that the value of the Supplemental Services equals or exceeds the Supplemental Amount.

1.3 In consideration of the Supplemental Services, Esaote shall receive, at Esaote’s election, either (a) additional shares of common stock of TechniScan in an amount equal to the Supplemental Amount as determined once the Supplemental Services are completed or terminated (the “Additional Shares”) or (b) payment in cash in the amount of the Supplemental Services as determined herein and in the Agreement. The choice of stock or cash shall be determined by Esaote after April 2, 2010 but before July 2010. The Parties must mutually agree on the value of the Additional Shares to be used to pay for the Supplemental Services. If such amount cannot be agreed upon by the Parties, then Esaote shall be paid in cash rather than in capital stock.

1.4 TechniScan will provide a complete business plan to Esaote as soon as practicable after the date of this Supplement.

Article 2
Progress Toward Completion of Contemplated Transactions

It is expressly acknowledged and agreed that the progress toward and realization of each of the enumerated steps of the Transactions to the reasonable satisfaction of Esaote shall be a continuing condition precedent to Esaote’s continuing delivery of the Supplemental Support provided herein.

2.1. Upon request, TechniScan shall provide a written or oral update on the status of the Transactions to Esaote or its representatives or counsel, including Gerald Richardson and/or Esaote’s counsel, Baker & Daniels LLP.

2.2. If Esaote determines that any one or more steps of the Transactions or Phase 2 of the Program (as defined below) are not progressing to its satisfaction, it shall provide written notice thereof to TechniScan by email or fax to the attention of David Robinson or any other representative appointed by TechniScan to accept such communications.

2.3. TechniScan shall, within twenty business days of its receipt of the notice from Esaote referenced above, provide a written update on the status of the Transactions or Phase 2 of the Program, including such information or documents which Esaote may reasonably request.

2.4 If Esaote is not satisfied with the information received from TechniScan, it may either suspend the Supplemental Services or terminate this Supplement by providing a second written notice to TechniScan within twenty business days of its receipt of the update from TechniScan pursuant to Section 2.3 hereof. If Esaote has not received the response required under Section 2.3, it may suspend the Supplemental Services until such time that it is satisfied with the response of TechniScan. If Esaote incurs incremental expenses as a result of the suspension and resumption of the Supplemental Services, such incremental expenses shall be included with the costs of the Supplemental Services and shall count towards Esaote’s maximum obligations hereunder.

2.5 If Esaote terminates this Supplement as provided in this Article 2, it shall determinate the value of the Supplemental Services provided up to the date of termination. Within 45 days of termination, Esaote shall prepare and submit an invoice in respect of the Supplemental Services rendered and shall stipulate whether it wishes to receive the a pro rata portion of the Additional Shares (determined as a ratio of the value of the Supplemental Services provided relative to fully amount of the Supplemental Amount) or a payment in cash from TechniScan in the amount of the supplemental services rendered. If Esaote elects to receive capital stock in payment of the Supplemental Services, the Parties shall determine the value of the Additional Shares pursuant to Section 1.3 hereof. TechniScan shall pay the amount due in respect of the Supplemental Services within thirty (30) days of receipt of Esaote’s invoice.

Article 3
Intellectual Property Issues

3.1. The Parties agree that the project plan to be included in Annex 1 shall set forth the additional contribution to the Program by Esaote (“Phase 2 of the Program”) and sets out inter alia:

• the contribution in terms of technology, know-how, manpower, materials, assistance, etc. of each of the Parties;

• the time schedule for development, sample production, tests and relevant milestones which are necessary to periodically assess and verify the results from time to time obtained.

3.2. The intellectual property rights, including Program Rights developed through the continuation of the Program shall be as provided in the Agreement.

Article 4
Term; No Amendment to the Agreement

4.1. Term

This Supplement shall be effective upon execution hereof and shall continue in effect for the then remaining term of the Agreement; provided that the termination of the Supplemental Services by Esaote shall not terminate the Agreement, except as otherwise indicated by Esaote when permitted to terminate the Agreement pursuant to the terms thereof.

4.2. No Amendment to Agreement

4.2.1 The provisions of this Agreement are intended to be supplemental to the provisions contained in the Agreement and this Supplement is not intended to amend the Agreement except as expressly provided herein.

4.2.2 If at any time this Supplement is found to be conflicting with any express provision contained in the Agreement, then the conflicting provision contained in this Supplement shall be deemed to be controlling over the conflicting provision contained in the Agreement.

4.3.	TechniScan Acknowledgement

TechniScan acknowledges and agrees that it is the successor-in-interest to TS Utah and TechniScan hereby acknowledges that it has assumed all of the rights and obligations of TS Utah existing under the Agreement and all of its other agreements involving Esaote.

4.4.	Effect of Termination

4.4.1 This Supplement shall be deemed to be terminated if Esaote terminates its obligations to provide the Supplemental Services as provided herein.

4.4.2 The termination of the Agreement shall terminate Esaote’s obligations to provide the Supplemental Services beginning on the effective date of the termination date of the Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have caused this Supplement Number One to Original Equipment Manufacturing Agreement to be executed in duplicate by their authorized officers on the dates and the places mentioned below:

Genova, November 10 2009	November 10 2009

Esaote S.p.A. By: /s/ Fabrizio Landi—	TechniScan Medical Systems, Inc. By: /s/ David C. Robinson—

Name: Fabrizio Landi—	Name: David C. Robinson—

Title: Managing Director and General Manager	Title: President and CEO—